Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, S.V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(336) 389-5513 – Media

Bassett Furniture News Release

Bassett Announces Fourth Quarter and Fiscal 2008 Results

(Bassett, Va.) – February 11, 2009 – Bassett Furniture Industries, Inc. (Nasdaq:BSET) announced today its results of operations for its fiscal year and quarter ended November 29, 2008.

Sales for the fourth quarter of 2008 were $61.7 million, down 18.9% from the $76.0 million for the fourth quarter of 2007. This shortfall is primarily due to continued soft furniture retail conditions fueled by the significant economic turmoil during the fourth quarter of 2008 that affected the financial markets, consumer confidence and spending on big-ticket items such as furniture (see also discussion in Wholesale and Retail Segments below).

Gross margins in the fourth quarter of 2008 were 40.0% as compared to 38.8% for 2007. This increase is due to improved margins in both the wholesale and retail segments. Selling, general and administrative expenses decreased $0.6 million for the fourth quarter of 2008 as compared to the fourth quarter of 2007 primarily due to decreased spending in our wholesale and retail segments offset by a $4.1 million increase in bad debt expense. Bad debt expense increased due to store closings (both planned and completed) and the prolonged weak retail environment that is affecting certain licensees within the Company’s retail network. The Company also recorded a significant non-cash charge of $23.4 million to write-off substantially all of the deferred tax assets previously recorded. The Company reported a net loss of $(37.8) million, or $(3.24) per share for the quarter ended November 29, 2008, as compared to a net loss of $(4.0) million, or $(0.34) per share, for the quarter ended November 24, 2007. See the attached Reconciliation of Net Loss as Reported to Net Loss as Adjusted to compare quarter over quarter results without these unusual charges.

“Business deteriorated significantly as the 2008 fourth quarter progressed, negatively affecting our results on several fronts”, said Robert H. Spilman, Jr., president and chief executive officer. “In addition to the extremely weak economy and its effect on the furniture industry, the mid-September worldwide financial meltdown impacted the value of our investment portfolio as well. The Company incurred non cash charges totaling $30.3 million comprised of write-offs of deferred income tax assets, a goodwill write-off, and the impairment of its marketable securities portfolio. Furthermore, the Company recorded $6.6 million of bad debt reserves during the quarter. These charges were partially offset by $2.1 million of proceeds from the CDSOA.

We are in an extremely volatile and difficult environment and are focusing our efforts squarely on the generation and preservation of cash. At year end, we had reduced inventories by 13%, a $6.7 million reduction. Company wide headcount had dropped 7% despite the acquisition of four licensed stores during the course of the year. We are continuing to assess our overall cost structure and inventory levels and are presently implementing plans to reduce both. Accordingly, the Company has recently suspended its employee 401k match and its quarterly dividend to shareholders.

We continue to work with our Bassett Home Furnishings licensed store network to help our dealers weather this unprecedented storm. We are focused on helping our dealers streamline their cash flow and to implement more aggressive product promotions in an attempt to stimulate consumer interest. Six underperforming licensee stores were closed and two were acquired during the quarter. In addition to these efforts, we are planning to close another 8-10 licensed stores in 2009 and could acquire additional licensee stores. At year end, the network was comprised of 84 licensed and 31 corporate stores.

The corporate store network results improved slightly during the quarter despite an overall sales decline of 4%. One store in Atlanta and one in Houston were converted to the new prototype. Both stores have produced significant comparable sales increases since their September 1st openings. Also of significance was the devastation caused by Hurricane Ike and its effect on Houston, one of our most productive markets. Our best store in the market was flooded, requiring a complete remodel. Three other stores in the market were also temporarily closed for one to two weeks.

We are in the process of re-shaping our product assortment in anticipation of a prolonged economic slump. This includes a tighter assortment in general and an expansion of our faster turning custom upholstery products which have seen a smaller drop off in sales. We are also working with our suppliers to offer even better values in this category. These efforts should enable our dealers to have consistent access to our best selling SKUs and to concentrate on driving sales to the strongest part of our assortment.”

Sales for the years ended November 29, 2008 and November 24, 2007 were $288.3 million and $295.4 million, respectively, representing a decrease of 2.4%. Sales for the full year of 2008 and 2007 have been positively impacted by $16.4 million and $5.2 million, respectively, due to a change in the Company’s business practices with respect to freight for the delivery of wholesale furniture to our retail stores. In July of 2007, the Company began invoicing these customers on a fully landed basis such that the invoice price includes freight. Excluding the effects of the business change, sales decreased 6.3%. This shortfall is primarily due to continued soft furniture retail conditions fueled by the significant economic turmoil during the fourth quarter of 2008 that affected the financial markets, consumer confidence and spending on big-ticket items such as furniture. Due to our fiscal calendar, net sales for 2008 also reflect a 53 week period as compared to a 52 week period for 2007.

Gross margins were 39.9% for fiscal 2008 as compared to 34.0% for 2007. Excluding the effects of the above mentioned business change, gross margins would have been 36.2% for 2008 as compared to 32.8% for 2007. This significant increase is due to improved margins in both the wholesale and retail segments. Selling, general and administrative expenses, which excludes the effects of the business change noted above, increased $4.8 million due primarily to a $7.9 million increase in bad debt expense partially offset by decreased spending in the wholesale segment. Bad debt expense increased due to store closings (both planned and completed) and the prolonged weak retail environment that is affecting our licensed retail network. The Company also recorded a significant non-cash tax charge of $23.4 million to write-off substantially all of the deferred tax assets previously recorded. The Company reported a net loss of $(40.4) million, or $(3.46) per share for the year ended November 29, 2008, as compared to a net loss of $(9.9) million, or $(0.84) per share, for the year ended November 24, 2007. See the attached Reconciliation of Net Loss as Reported to Net Loss as Adjusted to compare year over year results without these unusual charges.

The operating loss reported by the Company in 2008, exclusive of the impairment charges discussed below, is primarily due to losses incurred by the Company’s retail segment and to the reserves recorded for bad debts related to sales to certain licensee stores within its wholesale segment. These losses reflect both the deteriorating home furnishings retail environment and the shortfall between the amount of sales required to breakeven on an average per store basis and the amount of sales that were actually written and delivered. The Company continues to take actions to improve per store sales performance including adding new more value oriented product offerings, strengthening its design and sales talent, and incorporating elements of the new store prototype into more of its stores. In addition, we are closing underperforming stores that we do not believe will be able to meet their required breakeven sales levels. Further, we are reducing the cost and expense structure of our wholesale segment to reflect this lower level of sales and the reduced number of stores.

Restructurings, Other Non-Recurring Items and Income Taxes

Our 2008 and 2007 results were negatively impacted by certain restructuring and non-recurring items totaling $3.0 million and $7.9 million, respectively. Unusual items for the quarter and year ended November 29, 2008 included a $3.5 million charge to write-off the goodwill remaining on the wholesale reporting unit and a $0.2 million charge related to the impairment of other intangibles, which were both recorded in the fourth quarter of 2008. The Company also recorded $0.6 million for the impairment of leasehold improvements and $0.6 million for lease exit costs related to the closure of a corporate retail store, $1.4 million of legal and other expenses for the proxy contest with Costa Brava Partnership III L.P. and a $1.3 million gain associated with the sale of the Company’s former airplane.

In accordance with SFAS No. 109 “Accounting for Income Taxes” (SFAS No. 109), the Company evaluates its deferred income tax assets quarterly to determine if valuation allowances are required or should be adjusted. SFAS No. 109 requires that companies assess whether valuation allowances should be established against their deferred tax assets based on consideration of all available evidence, both positive and negative, using a “more likely than not” standard. Due to the losses in the fourth quarter of 2008, the Company is in a cumulative loss position for the past three years which is considered significant negative evidence that is difficult to overcome on a “more likely than not” standard through objectively verifiable data. While the Company’s long-term financial outlook remains positive and the Company has certain tax planning strategies that could produce taxable income and may help it to realize its deferred tax assets, the Company concluded that its ability to rely on its long-term outlook and forecasts as to future taxable income was limited due to uncertainty created by the weight of the negative evidence, including the cumulative losses and a market capitalization well below its book value. During the fourth quarter of 2008, the Company recorded a $23.4 million charge to establish a valuation allowance against substantially all of its deferred tax assets.

Wholesale Segment

Net sales for the wholesale segment were $51.3 million for the fourth quarter of 2008, 19.2% below the level attained in the fourth quarter of 2007. Net sales for the year ended November 29, 2008 were $242.1 million as compared to $247.7 million for the year ended November 24, 2007, a decrease of 2.3%. The full year fiscal 2008 and 2007 reported sales were increased by reported revenue of $16.4 million and $5.2 million, respectively due to a change in the business practices as described above. Excluding this change, recorded revenue decreased 19.7% for the fourth quarter and 6.9% year over year. Due to our fiscal calendar, net sales for 2008 also reflect a 53 week period as compared to a 52 week period for 2007. Approximately 55% of wholesale shipments during 2008 were imported products compared to 49% for 2007. Gross margins for the wholesale segment were 27.9% for the fourth quarter of 2008 as compared to 27.2% for 2007. Gross margins for the year ended November 29, 2008 were 29.3% as compared to 24.4% for the year ended November 24, 2007. Excluding the effects of the business change noted above, gross margins would have been 24.2% for fiscal 2008 and 22.8% for fiscal 2007. The year over year increase is primarily due to an improved product mix associated with increased imported products which carry a higher margin and the absence of the significant wind down costs incurred in 2007 related to the closing of the Bassett plant.

Retail Segment

Net sales for the retail segment were $22.6 million in the fourth quarter of 2008 as compared to $23.9 million in the fourth quarter of 2007, a decrease of $1.3 million as comparable store sales decreased 4.2%. Net sales for the year were $97.2 million in 2008 as compared to $87.5 million in 2007, an increase of $9.6 million. The year over year sales increase primarily resulted from additional Company-owned stores and a 2% increase in comparable store sales. The comparable store sales increases were primarily driven by progress in the Dallas market, the benefits of store consolidation in upstate New York, and increased sales in the Pineville, NC store due to its conversion to the new store prototype. Gross margins for 2008 increased 2.5 percentage points due to improved pricing and promotional strategies. Our retail segment reduced its total operating losses by $1.0 million, a 9.2% decrease. For the 24 comparable corporate stores, we reduced our operating losses by approximately 10% over 2007. We believe that the combination of new product introductions, store prototype retrofits, better hiring and training of design consultants and continued improved marketing efforts will lead to the further improvement in retail operating results.

Other Income (loss), net

Other income (loss), net for the fourth quarter of 2008 was $(6.5) million as compared to $1.5 million for 2007. Other income (loss), net for the year ended November 29, 2008 was $(7.0) million as compared to $5.9 million for the year ended November 24, 2007. There were two primary factors that contributed to the loss in other income for the 2008 fiscal fourth quarter and the year. Due to the significant decline in the financial markets during the fiscal fourth quarter, many of the Company’s holdings sustained significant losses. In accordance with the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, the Company recorded a $3.3 million charge for the other than temporary decline in the value of the marketable securities portfolio, $3.1 million of which was recorded in the fourth quarter. Additionally, the Company recognized $5.4 million ($4.0 million in the fourth quarter) in net losses from the Alternative Asset Fund, which had historically produced returns in excess of the relevant market indices.

Balance Sheet and Cash Flow

The Company used $19.0 million of cash in operating activities during the year ended November 29, 2008 primarily to fund retail operating losses, slower collections on accounts receivable and a decrease in accounts payable. This use of cash was due to both the continued difficult environment at retail as well as payments to fund the inventory build at the end of 2007 and the beginning of 2008 for the January 2008 new product rollout. Although the Company plans additional product introductions in 2009, they will not be as extensive as the rollout in early 2008. The Company expects overall inventory levels to decrease during 2009, generating additional positive cash flow. The Company also funded $18.7 million in dividends, including an $8.7 million special dividend in August, and repurchased $4.3 million of common stock under a previously announced share repurchase plan. These cash requirements were primarily funded through $29.6 million of net investment sales, $6.1 million in dividends from an affiliate and $9.0 million in additional borrowings on the revolving credit facility.

Subsequent Events and Status of Investment Redemptions

Subsequent to year end, the Company announced that the Board of Directors did not declare a regular quarterly dividend to be paid in the second quarter of 2009, conserving approximately $1.1 million of cash. This follows the announcement in October of 2008 where the Board decided to suspend making any decision with respect to the $0.50 per share second special dividend that it previously said it intended to make during 2008. Also subsequent to year end, the Company received $10.6 million or 80% of its net asset value of the investment in Styx Partners, L.P. The Company expects to receive the remaining portion by the end of 2009.

Revolving Credit Facility

At the end of 2008, the Company had $19.0 million outstanding on the revolving credit facility, with $10.6 million of availability. Due to the charges recorded in the fourth quarter of 2008, the Company’s net worth decreased below the levels specified in the revolving credit facility. Subsequent to year end, the Company received a waiver of the violation from its bank and a reduction of the net worth covenant requirements for fiscal 2009 and 2010. The other relevant terms in the facility including the interest rate were not significantly amended.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With approximately 115 Bassett stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth quarter of fiscal 2008, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the delays or difficulties in converting some of Bassett’s non-operating assets to cash; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations—Unaudited

(In thousands, except for per share data)

	Quarter Ended November 29, 2008		Quarter Ended November 24, 2007
	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$61,678	100.0%	$76,035	100.0%

Cost of sales	36,978	60.0%	46,559	61.2%

Gross profit	24,700	40.0%	29,476	38.8%

Selling, general and administrative	29,118	47.2%	29,221	38.4%
Wholesale delivery expenses	3,719	6.0%	4,212	5.5%
Income from Continued Dumping & Subsidy Offset Act	(2,122)	-3.4%	(2,135)	-2.8%
Restructuring, impaired assets charges and unusual gains, net	3,790	6.1%	—	0.0%
Lease exit costs	—	0.0%	363	0.5%
LRG settlement and debt restructuring	—	0.0%	2,154	2.8%

Loss from operations	(9,805)	-15.9%	(4,339)	-5.7%

Other income (expense), net	(6,496)	-10.5%	1,470	1.9%

Loss before income taxes	(16,301)	-26.4%	(2,869)	-3.8%
Income tax expense	(21,527)	-34.9%	(1,109)	-1.5%

Net loss	$(37,828)	-61.3%	$(3,978)	-5.2%

Basic loss per share:	$(3.24)		$(0.34)

Diluted loss per share:	$(3.24)		$(0.34)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations—Unaudited

(In thousands, except for per share data)

	53 Weeks Ended November 29, 2008		52 Weeks Ended November 24, 2007
	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$288,298	100.0%	$295,384	100.0%

Cost of sales	173,399	60.1%	195,001	66.0%

Gross profit	114,899	39.9%	100,383	34.0%

Selling, general and administrative	111,963	38.8%	107,207	36.3%
Wholesale delivery expenses	16,382	5.7%	5,232	1.8%
Income from Continued Dumping & Subsidy Offset Act	(2,122)	-0.7%	(2,135)	-0.7%
Restructuring, impaired assets charges and unusual gains, net	3,070	1.1%	5,544	1.9%
Proxy defense costs	1,418	0.5%	—	0.0%
Lease exit costs	642	0.2%	2,297	0.8%
LRG settlement and debt restructuring	—	0.0%	2,154	0.7%

Loss from operations	(16,454)	-5.7%	(19,916)	-6.7%

Other income (expense), net	(6,956)	-2.4%	5,947	2.0%

Loss before income taxes	(23,410)	-8.1%	(13,969)	-4.7%
Income tax (expense) benefit	(16,945)	-5.9%	4,059	1.4%

Net loss	$(40,355)	-14.0%	$(9,910)	-3.4%

Basic loss per share:	$(3.46)		$(0.84)

Diluted loss per share:	$(3.46)		$(0.84)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets—Unaudited

(In thousands)

	November 29, 2008	November 24, 2007
Assets

Current assets
Cash and cash equivalents	$3,777	$3,538
Accounts receivable, net	35,595	38,612
Inventories	43,844	50,550
Deferred income taxes	772	5,659
Other current assets	12,856	12,421

Total current assets	96,844	110,780

Property and equipment, net	57,155	53,225

Investments	35,060	76,924
Retail real estate	29,588	31,207
Notes receivable, net	16,038	14,128
Deferred income taxes	—	10,244
Other	9,140	14,195

	89,826	146,698

Total assets	$243,825	$310,703

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$18,747	$26,104
Customer deposits	6,725	8,894
Other accrued liabilities	18,073	21,596

Total current liabilities	43,545	56,594

Long-term liabilities
Post employment benefit obligations	12,829	14,493
Long-term revolving debt	19,000	10,000
Real estate notes payable	21,346	18,850
Distributions in excess of affiliate earnings	11,910	12,244
Other long-term liabilities	5,016	3,670

	70,101	59,257

Commitments and Contingencies

Stockholders’ equity
Common stock	57,102	59,033
Retained earnings	73,160	131,725
Additional paid-in-capital	346	2,180
Accumulated other comprehensive income	(429)	1,914

Total stockholders’ equity	130,179	194,852

Total liabilities and stockholders’ equity	$243,825	$310,703

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—Unaudited

(In thousands)

	Year Ended November 29, 2008	Year Ended November 24, 2007
Operating activities:
Net loss	$(40,355)	$(9,910)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,513	9,052
Equity in undistributed income of investments and unconsolidated affiliated companies	(890)	(8,323)
Provision for restructuring, asset impairment charges and unusual gains, net	3,070	5,544
Provision for corporate retail lease exit costs	642	2,297
LRG settlement and debt restructuring	—	2,154
Impairment of licensed retail real estate	748	—
Other than temporary impairment of investments	3,296	—
Realized income from investments	(1,447)	(2,937)
Provision for losses on accounts and notes receivable	11,769	3,852
Deferred income taxes	17,403	(2,918)
Other, net	99	624
Changes in operating assets and liabilities (exclusive of assets acquired in business combinations):
Accounts receivable	(13,161)	(10,919)
Inventories	7,199	(315)
Other current assets	(1,047)	(5,662)
Accounts payable and accrued liabilities	(13,794)	8,962

Net cash used in operating activities	(18,955)	(8,499)

Investing activities:
Purchases of property and equipment	(4,702)	(5,544)
Purchases of retail real estate	(858)	(375)
Proceeds from sales of property and equipment	2,862	3,176
Proceeds from sales of investments	35,817	16,982
Purchases of investments	(6,185)	(10,413)
Acquisition of Charleston stores, net	(216)	—
Dividends from an affiliate	6,091	6,091
Net cash received on licensee notes	896	1,029
Other, net	87	(53)

Net cash provided by investing activities	33,792	10,893

Financing activities:
Borrowings under revolving credit facility	9,000	6,000
Repayments of long-term debt	—	(770)
Repayments of real estate notes payable	(792)	(672)
Repurchases of common stock	(4,314)	(476)
Issuances of common stock	192	461
Special cash dividend	(8,734)	—
Regular cash dividends	(9,950)	(9,450)

Net cash used in financing activities	(14,598)	(4,907)

Change in cash and cash equivalents	239	(2,513)

Cash and cash equivalents—beginning of year	3,538	6,051

Cash and cash equivalents—end of year	$3,777	$3,538

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information—Unaudited

(In thousands)

	Quarter Ended		Year Ended
	November 29, 2008	November 24, 2007	November 29, 2008	November 24, 2007
Net Sales
Wholesale	$51,327	$63,460	$242,094	$247,676
Retail	22,648	23,923	97,176	87,537
Inter-company elimination	(12,297)	(11,348)	(50,972)	(39,829)

Consolidated	$61,678	$76,035	$288,298	$295,384

Operating Income (loss)
Wholesale	$(5,656)	$(1,122)	$(3,105)	$(964)
Retail	(2,581)	(2,755)	(9,785)	(10,780)
Inter-company elimination	100	(80)	(556)	(312)
Income from CDSOA	2,122	2,135	2,122	2,135
Restructuring, impaired asset charges and unusual gains, net	(3,790)	—	(3,070)	(5,544)
Proxy defense costs	—	—	(1,418)	—
Lease exit costs	—	(363)	(642)	(2,297)
LRG settlement and debt restructuring	—	(2,154)	—	(2,154)

Consolidated	$(9,805)	$(4,339)	$(16,454)	$(19,916)

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Loss as Reported

to Net Loss as Adjusted (Unaudited)

(In thousands, except for per share data)

	Year Ended November 29, 2008	Per Share	Year Ended November 24, 2007	Per Share
Net loss as reported	$(40,355)	$(3.46)	$(9,910)	$(0.84)
Income from CDSOA, net of taxes	(1,326)	(0.11)	(1,281)	(0.11)
Restructuring, impaired asset charges and unusual gains, net (a)	3,341	0.29	3,326	0.28
Proxy defense costs, net of tax	886	0.08	—	—
Lease exit costs, net of taxes	401	0.03	1,378	0.12
Other than temporary impairment of securities, net of taxes	2,060	0.18	—	—
Costs associated with crib recall, net of taxes	256	0.02	491	0.04
LRG settlement and debt restructuring, net of taxes	—	—	1,052	0.09
Deferred tax asset impairment charge (b)	23,383	2.00	—	—
Deferred tax write-off associated with LRG partnership liquidation (b)	—	—	2,383	0.20

Net loss as adjusted	$(11,354)	$(0.97)	$(2,561)	$(0.22)

	Quarter Ended November 29, 2008	Per Share	Quarter Ended November 24, 2007	Per Share
Net loss as reported	$(37,828)	$(3.30)	$(3,978)	$(0.34)
Income from CDSOA, net of taxes	(1,326)	(0.12)	(1,281)	(0.11)
Restructuring, impaired asset charges and unusual gains, net (a)	3,790	0.33	—	—
Other than temporary impairment of securities, net of taxes	1,936	0.17	—	—
Costs associated with crib recall, net of taxes	256	0.02	491	0.04
LRG settlement and debt restructuring, net of taxes	—	—	1,052	0.09
Lease exit costs, net of taxes	—	—	145	0.01
Deferred tax asset impairment charge (b)	23,383	2.00	—	—
Deferred tax write-off associated with LRG partnership liquidation (b)	—	—	2,383	0.20

Net loss as adjusted	$(9,790)	$(0.89)	$(1,188)	$(0.11)

Adjustments to net income (loss) are net of income taxes at a 37.5% and 40% effective tax rate for 2008 and 2007, respectively.

(a)	Includes the $3,790 charge for impairment of intangibles which would have no tax benefit associated with it.
(b)	Adjustment is directly to tax expense. Amount has not been adjusted for an effective tax rate.

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.